As filed with the Securities and Exchange Commission on July 19, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	65-0231984 (I.R.S. Employer Identification No.)

1110 W. Commercial Blvd.
Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices, Zip Code)

AMENDED AND RESTATED UNIVERSAL INSURANCE HOLDINGS, INC. 2021 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Stephen J. Donaghy
Chief Executive Officer
Universal Insurance Holdings, Inc.
1110 W. Commercial Blvd.
Fort Lauderdale, Florida 33309
(954) 958-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Krista Hanvey
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
(214) 698-3100

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☒

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Universal Insurance Holdings, Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register up to 1,450,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”). The Registrant’s stockholders approved the Plan on June 13, 2024, which, among other things, increased the number of shares available for issuance under the Plan by 1,450,000 shares of Common Stock. This Registration Statement on Form S-8 relates to the additional 1,450,000 shares of Common Stock authorized to be issued under the Plan.
The information contained in the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on July 14, 2021 (SEC File No. 333-257896), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statement.
Item 8.    Exhibits.
Exhibit No.    Exhibit Description
4.1    Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 24, 2017 and incorporated herein by reference).
4.2    Amended and Restated Bylaws of Universal Insurance Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017 and incorporated herein by reference).
5.1*    Opinion of Gibson, Dunn & Crutcher LLP.

23.1*    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*    Consent of Independent Registered Public Accounting Firm (Plante & Moran, PLLC).

24.1*    Power of Attorney (included on the signature page of this Registration Statement).

99.1    Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (As Amended And Restated Effective As Of June 13, 2024) (filed as Appendix A to the Registrant’s Definitive Proxy Statement filed on April 26, 2024).

107.1*    Filing Fee Table.
____________
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 19th day of July, 2024.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Stephen J. Donaghy
Name:	Stephen J. Donaghy
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Stephen J. Donaghy and Frank C. Wilcox, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/Stephen J. Donaghy ______________________ Stephen J. Donaghy	Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2024
/s/ Frank C. Wilcox _____________________ Frank C. Wilcox	Chief Financial Officer (Principal Financial Officer)	July 19, 2024
/s/ Gary Lloyd Ropiecki _____________________ Gary Lloyd Ropiecki	Corporate Secretary and Principal Accounting Officer (Principal Accounting Officer)	July 19, 2024
/s/ Sean P. Downes ______________________ Sean P. Downes	Executive Chairman	July 19, 2024
/s/ Kimberly D. Campos ______________________ Kimberly D. Campos	Chief Administrative Officer, Chief Information Officer and Director	July 19, 2024
/s/ Carol G. Barton ______________________ Carol G. Barton	Director	July 19, 2024
/s/ Shannon A. Brown ______________________ Shannon A. Brown	Director	July 19, 2024
/s/ Scott P. Callahan ______________________ Scott P. Callahan	Director	July 19, 2024
/s/ Marlene M. Gordon ______________________ Marlene M. Gordon	Director	July 19, 2024
/s/ Francis X. McCahill, III ______________________ Francis X. McCahill, III	Director	July 19, 2024
/s/ Richard D. Peterson ______________________ Richard D. Peterson	Director	July 19, 2024
/s/ Michael A. Pietrangelo ______________________ Michael A. Pietrangelo	Director	July 19, 2024

/s/ Ozzie A. Schindler ______________________ Ozzie A. Schindler	Director	July 19, 2024
/s/ Jon W. Springer ______________________ Jon W. Springer	Director	July 19, 2024